Exhibit 99.1

For Additional Information:

Bryan Giglia

Senior Vice President — Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS OPERATING RESULTS FOR FIRST QUARTER 2012

Announces the Acquisition of 417-room Hotel to be Rebranded the Hyatt Chicago Magnificent Mile; and

The Blackstone Group, as Seller, to Attain Approximately 5% Ownership Position in Sunstone

ALISO VIEJO, CA — May 2, 2012 — Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced results for the first quarter ended March 31, 2012.

First Quarter 2012 Operational Results (as compared to First Quarter 2011)(1):

•                  Comparable Hotel RevPAR increased 5.5% to $117.45.

•                  Comparable Hotel EBITDA Margin increased by 120 basis points to 24.5%.

•                  Adjusted EBITDA increased by 32.9% to $43.1 million.

•                  Adjusted FFO available to common stockholders per diluted share increased by 71.4% to $0.12.

•                  Loss attributable to common stockholders was $21.0 million (vs. income available to common stockholders of $45.7 million in 2011).

•                  Loss attributable to common stockholders per diluted share was $0.18 (vs. income available to common stockholders per diluted share of $0.39 in 2011).

Ken Cruse, President and Chief Executive Officer, stated, “Our portfolio’s solid operating performance during the quarter and the earnings from recently acquired hotels drove a 33% year-over-year improvement in Adjusted EBITDA, and a 71% year-over-year improvement in Adjusted FFO per diluted share.  Lodging demand trends continue to improve and industry fundamentals are very positive.  First quarter group booking productivity for our portfolio was at its highest level since 2006.  As a result, our 2012 group booking pace is now up over 8% and our 2013 group pace is now up over 20% as compared to the same time last year. Accordingly, we have increased our full-year 2012 guidance.”

Mr. Cruse continued, “We remain focused on improving our portfolio quality and scale while gradually deleveraging our balance sheet through creatively sourced, attractively valued transactions.  To this end, today we announced our acquisition of the 417-room Wyndham Chicago for a net acquisition price of $88.4 million, or $212,000 per key.  The acquisition will be funded using a portion of our sizeable cash balance and by issuing $58.4 million of common shares directly to the seller, an affiliate of The Blackstone Group, at a net price of $10.71 per share. We are excited to have Blackstone as a significant investor in Sunstone, and we look forward to deepening our relationship.  We are also pleased to expand our relationship with Hyatt Hotels Corporation.  We believe Hyatt is the most attractive brand for this hotel due to Hyatt’s ability to attract high-end business travel and corporate groups, including the vast number of medical meetings generated within walking distance of the hotel.  Given the hotel’s unique upside opportunities and the mutual benefits of the transaction, Hyatt provided us with an attractive package of franchise and economic terms. After rebranding the hotel as the Hyatt Chicago Magnificent Mile, and completing a comprehensive renovation and repositioning program aimed at making the hotel one of Chicago’s top business destinations, we anticipate our all-in investment will be approximately $250,000 per key, which we believe will lead to attractive post-renovation returns.  There will be no debt incurred in connection with this acquisition.”

(1)         Comparable Hotel RevPAR and Comparable Hotel EBITDA Margin information presented reflect the Company’s Comparable 32 Hotel Portfolio, which includes all hotels in which the Company has interests as of March 31, 2012. Comparable Hotel EBITDA Margin information excludes current and prior year real estate tax credits or assessments. The Comparable 32 Hotel Portfolio also includes prior ownership results as applicable in 2011 for the Doubletree Guest Suites Times Square acquired by the Company in January 2011, the JW Marriott New Orleans acquired by the Company in February 2011, and the Hilton San Diego Bayfront acquired by the Company in April 2011.

SELECTED FINANCIAL DATA

($ in millions, except RevPAR and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2012	2011	% Change
Total Revenue	$205.2	$159.1	29.0%
Comparable Hotel RevPAR	$117.45	$111.31	5.5%
Comparable Hotel Occupancy	73.8%	69.6%	420	bps
Comparable Hotel ADR	$159.14	$159.93	(0.5)%

Comparable Hotel EBITDA Margin	24.5%	23.3%	120	bps

Income available (loss attributable) to common stockholders	$(21.0)	$45.7
Income available (loss attributable) to common stockholders per diluted share	$(0.18)	$0.39
EBITDA	$41.7	$98.1
Adjusted EBITDA	$43.1	$32.4
FFO available to common stockholders	$12.9	$74.8
Adjusted FFO available to common stockholders	$13.6	$8.6
FFO available to common stockholders per diluted share (1)	$0.11	$0.64
Adjusted FFO available to common stockholders per diluted share (1)	$0.12	$0.07

(1)         Reflects the Series C convertible preferred stock on a “non-converted” basis. On an “as-converted” basis, FFO available to common stockholders per diluted share is $0.12 and $0.63, respectively, for the three months ended March 31, 2012 and 2011. On an “as-converted” basis, Adjusted FFO available to common stockholders per diluted share is $0.12 and $0.08, respectively, for the three months ended March 31, 2012 and 2011.

Disclosure regarding the non-GAAP financial measures in this release is included on pages 5 and 6. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 9 through 12 of this release.

The Company’s actual results for the quarter ended March 31, 2012 compare to its prior guidance as follows:

Metric	Q1 2012 Guidance (1)	Q1 2012 Actual	Performance Relative to Midpoint
Comparable Hotel RevPAR	+3% - 5%	+5.5%	+1.5%
Net Loss ($ millions)	$(19) - $(17)	$(13)	+$5.0
Adjusted EBITDA ($ millions)	$38 - $40	$43.1	+$4.1
Adjusted FFO ($ millions)	$9 - $11	$13.6	+$3.6
Adjusted FFO per diluted share	$0.07 - $0.09	$0.12	+$0.04

(1) Reflects guidance presented on 02/21/2012.

Acquisition Update

The Company has signed a purchase and sale agreement to acquire the 417-room Wyndham Chicago from an affiliate of The Blackstone Group for a total purchase price of $88.4 million (approximately $212,000 per key).  The hotel is well located one block east of Michigan Avenue on the corner of North St. Claire Street in Chicago’s famed Magnificent Mile district, and is adjacent to Northwestern Medical Hospital, Chicago’s Feinberg School of Medicine, and the new 23-story, state-of-the-art, Ann & Robert Lurie Children’s Memorial Hospital that opens in June 2012.  The hotel is subject to an 85-year building lease.  Upon closing, the Company will rebrand the hotel the Hyatt Chicago Magnificent Mile and will immediately embark on a $25 million renovation program (a portion of which will be funded by Hyatt). Following the scheduled renovation and after the hotel reaches stabilization as a Hyatt-branded hotel, the Company anticipates that its all-in investment will be roughly $250,000 per key, which the Company estimates will equate to a below 10.0x multiple on anticipated stabilized EBITDA.  The acquisition will be funded with $30.0 million of cash on hand and $58.4 million of the Company’s common stock, which will be issued to the seller at a price equivalent to $10.71 per share.  The hotel will be managed by Davidson Hotels & Resorts under a franchise agreement with an affiliate of Hyatt Hotels Corporation.  The Company expects the purchase of the hotel to close during the second quarter of 2012.

Jonathan D. Gray, Global Head of Real Estate of The Blackstone Group stated, “We are excited about this transaction with Sunstone.  We believe the company and its management are well positioned to take advantage of the continued recovery in the lodging cycle and we look forward to building our relationship with Sunstone.”

Balance Sheet/Liquidity Update

As of March 31, 2012, the Company had approximately $198.2 million of cash and cash equivalents, including restricted cash of $72.0 million, total assets of $3.1 billion, including $2.8 billion of net investments in hotel properties, total consolidated debt of $1.6 billion and stockholders’ equity of $1.2 billion.

On April 26, 2012, the Company used existing cash to repay its $32.2 million non-recourse mortgage secured by the Renaissance Long Beach, which was scheduled to mature on July 1, 2012. After this repayment, the Company’s only near-term debt maturity is the 4.60% Exchangeable Senior Notes outstanding balance of $58.0 million, which is likely to be retired with a portion of the Company’s unrestricted cash balance on or before January 15, 2013, the first optional repurchase date.

John Arabia, Chief Financial Officer stated, “Following the repayment of the mortgage on our Renaissance Long Beach and upon closing our acquisition of the Hyatt Chicago Magnificent Mile, we will hold 13 unencumbered hotels.  Our remaining mortgages have well-staggered maturities and, in aggregate, pay below-market interest rates, and we have access to multiple forms of liquidity.  While we believe Sunstone is attractively capitalized for the current phase of the lodging cycle, we remain committed to gradually deleveraging over the next several years while building shareholder value. Our acquisition of the Hyatt Chicago Magnificent Mile, which will have no debt, and our repayment of the mortgage on the Renaissance Long Beach are highly consistent with our stated plan.”

Capital Improvements

The Company invested $21.8 million in capital improvements into its portfolio during the first quarter of 2012.

2012 Outlook

Achievement of the Company’s anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission.  The Company’s guidance includes the existing 32 Hotel Portfolio and does not take into account the impact of the pending Hyatt Chicago Magnificent Mile acquisition or any future hotel acquisitions, dispositions, re-brandings or management change transition costs, debt repurchases or financings during 2012.

For the second quarter of 2012, the Company expects:

Metric	Quarter Ended June 30, 2012 Guidance
Comparable Hotel RevPAR	+5.5% - 7.5%
Net Income ($ millions)	$8 - $11
Adjusted EBITDA ($ millions)	$65 - $68
Adjusted FFO ($ millions)	$36 - $39
Adjusted FFO per diluted share	$0.30 - $0.33

For the full year 2012, the Company expects:

Metric	Prior 2012 FY Guidance (1)	Current 2012 FY Guidance	Change to Prior Midpoint
Comparable Hotel RevPAR	+4% - 6%	+5% - 7%	+1%
Net Income (Loss) ($ millions)	$(4) - $8	$4 - $13	$6.5
Adjusted EBITDA ($ millions)	$223 - $235	$229 - $238	$4.5
Adjusted FFO ($ millions)	$105 - $117	$113 - $122	$6.5
Adjusted FFO per diluted share	$0.90 - $1.00	$0.96 - $1.04	$0.05

(1) Reflects guidance presented on 02/21/2012.

Full-year 2012 guidance is also based on the following assumptions:

•                  Capital investment of $85 to $100 million, including the $25 million renovation of the Renaissance Washington DC.

•                  Hotel revenue renovation disruption of $3 to $5 million.

•                  Comparable Hotel EBITDA Margins to increase by 75 to 125 basis points.

•                  Corporate overhead expense (excluding stock amortization and one-time expenses related to future acquisition closing costs) of $19 to $20 million.

•                  Interest expense of approximately $81 to $83 million, including $4 million in amortization of deferred financing fees.

•                  Preferred dividends (Series A, C and D) of approximately $30 million.

John Arabia continued, “We have increased our guidance based on our strong first quarter operating results and our elevated confidence in business trends.  We expect the acceleration in group bookings and healthy transient demand, combined with very low industry-wide supply trends to drive meaningful RevPAR and margin growth for the next several years.”

Dividend Update

On May 2, 2012, the Company’s Board of Directors declared a cash dividend of $0.50 per share payable to its Series A and Series D cumulative redeemable preferred stockholders and a cash dividend of $0.393 per share payable to its Series C cumulative convertible redeemable preferred stockholders. The dividends will be paid on or before July 15, 2012 to stockholders of record on June 30, 2012.  No dividend was declared on the Company’s common stock, as the Company intends to deploy excess cash flow from operations toward internal renovation investments and gradual deleveraging.

Subject to certain limitations, the Company intends to make dividends on its stock in amounts equivalent to 100% of its annual taxable income, which may be reduced through the application of net operating losses. The level of any future dividends will be determined by the Company’s Board of Directors after considering taxable income projections, expected capital requirements, risks affecting the Company’s business and in context of the Company’s leverage-reduction initiatives.  As a result, common stock dividends may be made in the form of cash or a combination of cash and stock consistent with Internal Revenue Service guidelines.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company undertakes no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss first quarter results on May 3, 2012, at 9:00 a.m. EDT (6:00 a.m. PDT). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-877-941-2333 (for domestic callers) or 1-480-629-9724 (for international callers). A replay of the web cast will also be archived on the website.

The following table includes information related to the Wyndham Chicago, which will be rebranded the Hyatt Chicago Magnificent Mile:

Wyndham Chicago / Hyatt Chicago Magnificent Mile (1)  EBITDA Reconciliation

				Equals:	Hotel
	Total		Plus:	Hotel	EBITDA
(In thousands)	Revenues	Net Income	Depreciation (2)	EBITDA	Margins

FY 2012	$25,600	$1,200	$3,300	$4,200	16.4%

Post Renovation (3)	$35,000	$5,200	$4,000	$9,200	26.3%

(1)

2012 forecast reflects anticipated prior ownership period of January - May 2012 when the hotel operated as the Wyndham Chicago, and June - December 2012 when the hotel will be re-branded the Hyatt Chicago Magnificent Mile.

(2)

Depreciation calculated using an estimated purchase price of $88.4 million allocated based on the hotel’s 2011 property tax assessment. Post renovation depreciation is increased to reflect capital invested.

(3)	Reflects anticipated earnings for the subsequent twelve months following the completion of the hotel’s renovation program.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. (“Sunstone”) is a lodging real estate investment trust (“REIT”) that, as of March 31, 2012, has interests in 32 hotels comprised of 13,208 rooms.  Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Hilton, Fairmont, Hyatt and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner.  Our values include transparency, trust, ethical conduct, communication and discipline.  We seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•                  Proactive portfolio management;

•                  Intensive asset management;

•                  Disciplined external growth; and

•                  Measured balance sheet improvement.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; national and local economic and business conditions, including the likelihood of a prolonged U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of May 2, 2012, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; Adjusted EBITDA (as defined below); Funds From Operations, or FFO; Adjusted FFO (as defined below); and comparable hotel EBITDA and comparable hotel EBITDA margin.

EBITDA represents net income (loss) excluding: non-controlling interests; interest expense; provision for income taxes, including income taxes applicable to sale of assets; and depreciation and amortization. In addition, we have presented Adjusted EBITDA, which excludes: amortization of deferred stock compensation; the impact of any gain or loss from asset sales; impairment charges; and any other adjustments we have identified in this release. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because these measures help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is set forth on page 9.  A reconciliation and the components of comparable hotel EBITDA and comparable hotel EBITDA margin are set forth on page 12. We believe comparable hotel EBITDA and comparable hotel EBITDA margin are also useful to investors in evaluating our property-level operating performance.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as clarified in November 1999 and April 2002) defines FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs) and real estate-related impairment losses, and after adjustment for unconsolidated partnerships and joint ventures. We also present Adjusted FFO, which excludes penalties, written-off deferred financing costs, non-real estate-related impairment losses and any other adjustments we have identified in this release. We believe that the presentation of FFO and Adjusted FFO provide useful information to investors regarding our operating performance because they are measures of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties.  We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure.  A reconciliation of net income (loss) to FFO and Adjusted FFO is set forth on page 9.

The revenue and expense items associated with our commercial laundry facility, BuyEfficient and other miscellaneous non-hotel items have been excluded in presenting comparable hotel EBITDA margins. Management believes the calculation of comparable hotel EBITDA results in a more accurate presentation of hotel EBITDA margins of the Company’s 32 comparable hotels. See page 12 for a reconciliation of comparable hotel EBITDA to the most comparable GAAP measure. Our 32 comparable hotels include all hotels in which the Company has interests as of March 31, 2012, plus prior ownership results as applicable in 2011 for the Doubletree Guest Suites Times Square acquired by the Company in January 2011, the JW Marriott New Orleans acquired by the Company in February 2011, and the Hilton San Diego Bayfront acquired by the Company in April 2011.

We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable hotel EBITDA and comparable hotel EBITDA margin may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable hotel EBITDA and comparable hotel EBITDA margin should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable hotel EBITDA and comparable hotel EBITDA margin may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable hotel EBITDA and comparable hotel EBITDA margin can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$126,199	$150,533
Restricted cash	71,991	67,898
Accounts receivable, net	35,275	32,542
Inventories	2,638	2,608
Prepaid expenses	10,336	10,272
Total current assets	246,439	263,853

Investment in hotel properties, net	2,761,006	2,777,826
Other real estate, net	11,723	11,859
Deferred financing fees, net	13,637	14,651
Goodwill	13,088	13,088
Other assets, net	18,838	19,963

Total assets	$3,064,731	$3,101,240

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$22,370	$26,854
Accrued payroll and employee benefits	16,423	20,863
Due to Third-Party Managers	8,436	9,227
Dividends payable	7,437	7,437
Other current liabilities	31,164	28,465
Current portion of notes payable	111,346	53,935
Total current liabilities	197,176	146,781

Notes payable, less current portion	1,449,246	1,516,542
Other liabilities	13,284	12,623
Total liabilities	1,659,706	1,675,946

Commitments and contingencies	—	—

Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at March 31, 2012 and December 31, 2011, liquidation preference of $24.375 per share	100,000	100,000

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.
8.0% Series A Cumulative Redeemable Preferred Stock, 7,050,000 shares issued and outstanding at March 31, 2012 and December 31, 2011, stated at liquidation preference of $25.00 per share	176,250	176,250
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at March 31, 2012 and December 31, 2011, stated at liquidation preference of $25.00 per share	115,000	115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 117,571,234 shares issued and outstanding at March 31, 2012 and 117,265,090 shares issued and outstanding at December 31, 2011	1,176	1,173
Additional paid in capital	1,313,581	1,312,566
Retained earnings	97,052	110,580
Cumulative dividends	(452,833)	(445,396)
Accumulated other comprehensive loss	(4,916)	(4,916)
Total stockholders’ equity	1,245,310	1,265,257
Non-controlling interest in consolidated joint ventures	59,715	60,037
Total equity	1,305,025	1,325,294

Total liabilities and equity	$3,064,731	$3,101,240

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

Revenues
Room	$136,538	$106,480
Food and beverage	51,837	39,285
Other operating	16,846	13,293
Total revenues	205,221	159,058
Operating expenses
Room	37,449	29,051
Food and beverage	36,846	29,726
Other operating	6,890	5,959
Advertising and promotion	11,115	8,622
Repairs and maintenance	8,614	7,272
Utilities	7,286	6,845
Franchise costs	6,731	5,250
Property tax, ground lease and insurance	16,766	13,992
Property general and administrative	25,247	20,020
Corporate overhead	5,300	7,657
Depreciation and amortization	34,756	26,222
Total operating expenses	197,000	160,616
Operating income (loss)	8,221	(1,558)
Equity in earnings of unconsolidated joint ventures	—	21
Interest and other income	63	109
Interest expense	(21,503)	(17,784)
Loss on extinguishment of debt	(191)	—
Gain on remeasurement of equity interests	—	69,230
Income (loss) from continuing operations	(13,410)	50,018
Income from discontinued operations	442	1,317
Net income (loss)	(12,968)	51,335
Income from consolidated joint venture attributable to non-controlling interest	(560)	—
Distributions to non-controlling interest	(8)	(7)
Preferred stock dividends	(7,437)	(5,137)
Undistributed income allocated to unvested restricted stock compensation	—	(302)
Undistributed income allocated to Series C preferred stock	—	(209)
Income available (loss attributable) to common stockholders	$(20,973)	$45,680

Basic per share amounts:
Income (loss) from continuing operations available (attributable) to common stockholders	$(0.18)	$0.38
Income from discontinued operations	—	0.01
Basic income available (loss attributable) to common stockholders per common share	$(0.18)	$0.39

Diluted per share amounts:
Income (loss) from continuing operations available (attributable) to common stockholders	$(0.18)	$0.38
Income from discontinued operations	—	0.01
Diluted income available (loss attributable) to common stockholders per common share	$(0.18)	$0.39

Weighted average common shares outstanding:
Basic	117,426	117,074
Diluted	117,426	117,074

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended
	March 31,
	2012	2011

Net income (loss)	$(12,968)	$51,335
Operations held for investment:
Depreciation and amortization	34,756	26,222
Amortization of lease intangibles	1,035	937
Interest expense	20,194	16,866
Amortization of deferred financing fees	967	613
Non-cash interest related to discount on Senior Notes	266	261
Non-cash interest related to loss on derivatives, net	76	44
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(560)	—
Depreciation and amortization	(1,419)	—
Interest expense	(570)	—
Amortization of deferred financing fees	(56)	—
Non-cash interest related to loss on derivative	(1)	—
Unconsolidated joint ventures:
Depreciation and amortization	—	3
Discontinued operations:
Depreciation and amortization	—	1,693
Interest expense	—	157
Amortization of deferred financing fees	—	3
EBITDA	41,720	98,134

Operations held for investment:
Amortization of deferred stock compensation	946	544
Non-cash straightline lease expense	696	240
Gain on sale of assets	(11)	—
Loss on extinguishment of debt	191	—
Gain on remeasurement of equity interests	—	(69,230)
Lawsuit settlement reversal of costs	(145)	—
Closing costs - completed acquisitions	—	2,739
Non-controlling interests:
Non-cash straightline lease expense	(113)	—
Unconsolidated joint ventures:
Amortization of deferred stock compensation	—	2
Discontinued operations:
Gain on sale of assets	(177)	—
	1,387	(65,705)

Adjusted EBITDA	$43,107	$32,429

Reconciliation of Net Income (Loss) to FFO and Adjusted FFO

Net income (loss)	$(12,968)	$51,335
Preferred stock dividends	(7,437)	(5,137)
Operations held for investment:
Real estate depreciation and amortization	34,449	25,945
Amortization of lease intangibles	1,035	937
Gain on sale of assets	(11)	—
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(560)	—
Real estate depreciation and amortization	(1,419)	—
Discontinued operations:
Real estate depreciation and amortization	—	1,693
Gain on sale of assets	(177)	—
FFO available to common stockholders	12,912	74,773

Operations held for investment:
Non-cash straightline lease expense	696	240
Non-cash interest related to loss on derivatives, net	76	44
Loss on extinguishment of debt	191	—
Gain on remeasurement of equity interests	—	(69,230)
Lawsuit settlement reversal of costs	(145)	—
Closing costs - completed acquisitions	—	2,739
Non-controlling interests:
Non-cash straightline lease expense	(113)	—
Non-cash interest related to loss on derivative	(1)	—
	704	(66,207)

Adjusted FFO available to common stockholders	$13,616	$8,566

FFO available to common stockholders per diluted share	$0.11	$0.64

Adjusted FFO available to common stockholders per diluted share	$0.12	$0.07

Basic weighted average shares outstanding	117,426	117,074
Shares associated with unvested restricted stock awards	155	137
Diluted weighted average shares outstanding (1)	117,581	117,211

(1)          Diluted weighted average shares outstanding includes the Series C convertible preferred stock on a “non-converted” basis.  On an “as-converted” basis, FFO available to common stockholders per diluted share is $0.12 and $0.63, respectively, for the three months ended March 31, 2012 and 2011.  On an “as-converted” basis, Adjusted FFO available to common stockholders per diluted share is $0.12 and $0.08, respectively, for the three months ended March 31, 2012 and 2011.

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Second Quarter 2012

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	June 30, 2012
	Low	High

Net income	$8,350	$11,350
Depreciation and amortization	35,000	35,000
Amortization of lease intangibles	1,000	1,000
Interest expense	20,250	20,250
Amortization of deferred financing fees	1,000	1,000
Non-controlling interests	(2,500)	(2,500)
Non-cash interest related to discount on Senior Notes	275	275
Amortization of deferred stock compensation	875	875
Non-cash straightline lease expense	750	750
Adjusted EBITDA	$65,000	$68,000

Reconciliation of Net Income to Adjusted FFO

Net income	$8,350	$11,350
Preferred stock dividends	(7,500)	(7,500)
Real estate depreciation and amortization	34,750	34,750
Non-controlling interests	(1,750)	(1,750)
Amortization of lease intangibles	1,000	1,000
Non-cash straightline lease expense	750	750
Adjusted FFO available to common stockholders	$35,600	$38,600

Adjusted FFO available to common stockholders per diluted share	$0.30	$0.33

Diluted weighted average shares outstanding	117,600	117,600

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2012

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2012
	Low	High

Net income	$4,400	$13,400
Depreciation and amortization	140,000	140,000
Amortization of lease intangibles	4,000	4,000
Interest expense	79,000	79,000
Amortization of deferred financing fees	4,000	4,000
Non-controlling interests	(10,000)	(10,000)
Non-cash interest related to discount on Senior Notes	1,100	1,100
Amortization of deferred stock compensation	3,500	3,500
Non-cash straightline lease expense	3,000	3,000
Adjusted EBITDA	$229,000	$238,000

Reconciliation of Net Income to Adjusted FFO

Net income	$4,400	$13,400
Preferred stock dividends	(30,000)	(30,000)
Real estate depreciation and amortization	138,800	138,800
Non-controlling interests	(7,000)	(7,000)
Amortization of lease intangibles	4,000	4,000
Non-cash straightline lease expense	3,000	3,000
Adjusted FFO available to common stockholders	$113,200	$122,200

Adjusted FFO available to common stockholders per diluted share	$0.96	$1.04

Diluted weighted average shares outstanding	117,800	117,800

Sunstone Hotel Investors, Inc.

Comparable Hotel EBITDA Margins

(Unaudited and in thousands except hotels and rooms)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
	Actual (1)	Actual (2)	Prior Ownership Adjustments (3)	Acquired Hotel (4)	Comparable (5)
Number of Hotels	32	31		1	32
Number of Rooms	13,208	12,018		1,190	13,208

Hotel EBITDA Margin (6)	24.7%	21.0%	16.7%	35.1%	23.1%
Hotel EBITDA Margin adjusted for prior year property tax credits and assessment (7)	24.5%	21.2%			23.3%

Hotel Revenues
Room revenue	$136,538	$106,480	$3,771	$17,867	$128,118
Food and beverage revenue	51,837	39,285	738	9,744	49,767
Other operating revenue	12,139	9,173	328	2,264	11,765
Total Hotel Revenues	200,514	154,938	4,837	29,875	189,650

Hotel Expenses
Room expense	37,605	29,285	979	4,366	34,630
Food and beverage expense	36,877	29,776	842	5,872	36,490
Other hotel expense	53,126	44,341	1,590	6,496	52,427
General and administrative expense	23,473	18,958	616	2,653	22,227
Total Hotel Expenses	151,081	122,360	4,027	19,387	145,774

Hotel EBITDA	49,433	32,578	810	10,488	43,876
Prior year property tax credits and assessment	(339)	315	—	—	315
Hotel EBITDA adjusted for prior year property tax credits and assessment	49,094	32,893	810	10,488	44,191

Non-hotel operating income	969	1,002	—	—	1,002
Amortization of lease intangibles	(1,035)	(937)	(140)	—	(1,077)
Non-cash straightline lease expense	(696)	(240)	(6)	(450)	(696)
Management company transition costs	(394)	(82)	—	—	(82)
Prior year property tax assessment	339	(315)	—	—	(315)
Corporate overhead	(5,300)	(7,657)	—	—	(7,657)
Depreciation and amortization	(34,756)	(26,222)	(523)	(4,868)	(31,613)
Operating Income (Loss)	8,221	(1,558)	141	5,170	3,753

Equity in earnings of unconsolidated joint ventures	—	21	—	—	21
Interest and other income	63	109	—	—	109
Interest expense	(21,503)	(17,784)	(425)	(2,271)	(20,480)
Loss on extinguishment of debt	(191)	—	—	—	—
Gain on remeasurement of equity interests	—	69,230	—	—	69,230
Income from discontinued operations	442	1,317	—	—	1,317
Net Income (Loss)	$(12,968)	$51,335	$(284)	$2,899	$53,950

(1)	Actual represents the Company’s ownership results for the 32 hotels held for investment as of March 31, 2012.
(2)

Actual represents the Company’s ownership results for the 31 hotels held for investment as of March 31, 2011. Excludes the Royal Palm Miami Beach which was sold in April 2011, and the Valley River Inn which was sold in October 2011. Room count as of March 31, 2011 has been adjusted by six additional rooms which were added to the Courtyard by Marriott Los Angeles Airport during the second quarter of 2011, and by two additional rooms which were added to the JW Marriott New Orleans during the fourth quarter of 2011.

(3)

Prior Ownership Adjustments represent prior ownership results for the Doubletree Guest Suites Times Square acquired by the Company on January 14, 2011 and the JW Marriott New Orleans acquired by the Company on February 15, 2011, along with the Company’s pro forma amortization of lease intangibles, non-cash straightline lease expense, depreciation expense and interest expense.

(4)

Acquired Hotel represents prior ownership results for the Hilton San Diego Bayfront acquired by the Company on April 15, 2011, along with the Company’s pro forma non-cash straightline lease expense, depreciation expense and interest expense.

(5)

Comparable represents the Company’s ownership results for the 31 hotels held for investment as of March 31, 2011, plus prior ownership results and the Company’s pro forma adjustments for the Doubletree Guest Suites Times Square acquired by the Company on January 14, 2011, the JW Marriott New Orleans acquired by the Company on February 15, 2011, and the Hilton San Diego Bayfront acquired by the Company on April 15, 2011.

(6)	Hotel EBITDA Margin is calculated as Hotel EBITDA divided by total hotel revenues.
(7)

Hotel EBITDA Margin for the three months ended March 31, 2012 includes the benefit of $0.3 million due to prior year property tax credits. Hotel EBITDA Margin for the three months ended March 31, 2011 includes additional expense of $0.3 million due to a prior year property tax assessment. Without this benefit and expense, Comparable Hotel EBITDA Margin for the three months ended March 31, 2012 and 2011 would have been 24.5% and 23.3%, respectively.